UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2006

BEST BUY CO., INC.
(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota		55423
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 29, 2006, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Best Buy Co., Inc., approved the fiscal 2006 short-term incentive compensation for Bradbury H. Anderson, the registrant’s Vice Chairman and Chief Executive Officer, to be made pursuant to the registrant’s Executive Officer Short-Term Incentive Program under the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan. Mr. Anderson’s short-term incentive compensation for fiscal 2006 was $2,692,250 and will be paid in July 2006.

Mr. Anderson’s short-term incentive compensation for fiscal 2006 was based on three performance factors: i) actual company Economic Value Added (“EVA®”) performance for fiscal 2006 compared with a goal approved by the Committee; ii) actual company performance compared with goals approved by the Committee regarding the registrant’s fiscal 2006 operating income rate, customer centricity store revenue, customer loyalty scores and employee turnover improvement; and iii) individual performance as evaluated by the Board of Directors and the Committee. Mr. Anderson’s short-term incentive compensation target for fiscal 2006 was 150% of his base salary. Based on the registrant’s actual performance compared with the specific factors established by the Committee, Mr. Anderson could have earned an amount ranging from 0% to 200% of his short-term incentive compensation target, depending on actual performance compared with the specific goals established by the Committee. The registrant’s fiscal 2006 results and Mr. Anderson’s individual performance, as determined by the Committee, resulted in an overall incentive multiplier of 1.54, or 154% of his short-term incentive compensation target.

Best Buy Co., Inc.’s Annual Report to Shareholders and its reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: June 30, 2006	/s/ Susan S. Grafton
Susan S. Grafton
Vice President — Financial Operations
and Controller